AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 IGO CORPORATION


     The undersigned, Ken Hawk and Mick Delargy, hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of IGO CORPORATION, a Delaware corporation.

         2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 24, 1999 and amended and restated on August 8, 1999.

         3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as set forth on EXHIBIT A attached hereto.

         4. The Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         Executed at Reno, Nevada on January 19, 2000.



                                                  /S/ KEN HAWK
                                                 -------------------------------
                                                 Ken Hawk, President


                                                  /S/ MICK DELARGY
                                                 -------------------------------
                                                 Mick Delargy, Secretary

                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 IGO CORPORATION


                                    ARTICLE I
                                    ---------

         A. NAME. The name of the corporation is IGO CORPORATION (the "Corporation").

         B. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE II
                                   ----------

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                   -----------

         This Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the Company shall have the authority to issue shall be 50,000,000, $0.001 par value per share, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 5,000,000, $0.001 par value per share. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

                                   ARTICLE IV
                                   ----------

         The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                    ARTICLE V
                                    ---------

         Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VI
                                   ----------

         (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

         (C) Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this
Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VII
                                   -----------

         1. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares having voting privileges (the "Voting Stock"), voting together as a single class, shall be required for the adoption, amendment or repeal of any section of Article II of the Corporation's Bylaws by the stockholders of this Corporation.

         2. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

         3. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

         4. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

                                  ARTICLE VIII
                                  ------------

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.